CONSULTING AGREEMENT

     This Consulting Agreement (this "Agreement") is entered into as of the 13th day of March, 1999 ("Effective Date"), by and between Knight Acquisition Corporation, an Arizona corporation ("KAC"), Knight Transportation, Inc., an Arizona corporation ("Knight"), and Bobby R. Ellis (the "Consultant"). Knight and KAC are hereinafter referred to as the "Corporation."

                                    RECITALS:

     A. Consultant, together with his spouse, owned 100% of the shares of Action Delivery Service, Inc. ("ADS"), a Texas corporation, and Action Warehouse Services, Inc. ("AWS"), a Texas corporation (collectively, "Action"). All of the assets of ADS and AWS were purchased, and certain identified liabilities were assumed, by the Corporation as evidenced by that certain Asset Purchase Agreement dated March 13, 1999.

     B. Corporation desires to retain Consultant as an independent contractor to provide consulting services to Corporation as provided in this Agreement. Consultant is willing to provide such services under the terms and conditions as set forth in this Agreement.

                                   AGREEMENT:

     1. TERM OF AGREEMENT. Unless earlier terminated in accordance with the provisions of Section 8, the term of this Agreement shall commence on the Effective Date and shall expire twenty-four (24) months from the Effective Date.

     2. SCOPE OF SERVICES. Corporation and Consultant acknowledge that the duties of Consultant will be that of a marketing consultant to the Corporation.

     3. CORPORATION'S RULES. Consultant shall comply with all reasonable rules, regulations and policies adopted by Corporation from time to time relating to the business operations of Corporation.

     4. CONSULTANT'S GENERAL DUTIES. Consultant shall perform the following services for Corporation: (i) assist the Corporation with respect to customer transition matters, including, without limitation, the retention of all existing customers of ADS and AWS and the Corporation's retention of key employees; (ii) work closely with Knight's Division Manager to effect a smooth transition for Action's former employees and customers from Action to the Corporation; (iii) assist the Corporation in establishing business relations with all of Action's vendors, including any fuel vendors; and (iv) assist the Corporation in attracting and retaining new customers to be serviced by the Corporation's Corsicana, Texas facility. Corporation agrees that it
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shall timely and properly  perform all of its obligations in connection with and
necessary  for  Consultant's  duties  hereunder,   as  reasonably  requested  by
Consultant, including attendance at and participation in meetings with Action's former customers, vendors, and employees. Consultant will use his best good faith efforts to introduce the Corporation and its representatives to all key Action customer account representatives including, without limitation, those persons representing the companies listed on EXHIBIT A attached hereto.

     5. REMUNERATION. Corporation and Consultant agree that Consultant will not be paid any fees or other compensation, except as provided in Section 6 below, for services provided under this Agreement.

     6. FRINGE BENEFITS AND EXPENSES.

          a. In consideration for his consulting services the Corporation shall pay Consultant for twenty-four (24) months following the Effective Date of this Agreement (the "Consulting Period") all his reasonable business expenses incurred on the Corporation's behalf. These expenses include reasonable country club dues [not to exceed $500 per month], and reasonable automobile expenses incurred in connection with the operation of Action's 1997 Lincoln Towncar presently furnished to Consultant. Consultant shall continue to have exclusive use of the Towncar during the Consulting Period.

          b. The Corporation shall provide Consultant and his spouse with medical insurance comparable to that provided by Corporation to its employees, to the extent such coverages are reasonably available, but such insurance shall not include any long-term care benefits. The Corporation may provide such insurance coverage through COBRA benefits, to the extent Consultant and his spouse are eligible for COBRA through Action and, in such event, Corporation will pay all COBRA premiums during the Consulting Period. Consultant agrees to elect COBRA coverage when his employment with Action is terminated. To provide Consultant with the insurance coverage contemplated hereby, the Corporation may reimburse Consultant for any COBRA premiums paid by him. If Consultant or his spouse are eligible for Medicare benefits, Consultant and his spouse (if they have not done so) will apply for Medicare benefits and Corporation shall, at its expense, during the Consulting Period, purchase for Consultant and his spouse, to the extent coverage is reasonably available, a supplemental health insurance policy to provide medical insurance for those medical expenses not covered by Medicare.

          c. Corporation agrees that it shall reimburse Consultant for any other business or miscellaneous business-related expenses reasonably incurred by Consultant and related to the performance of Consultant's services under this Agreement or other activities engaged in on behalf of Corporation (provided prior written consent is obtained for expenses in excess of $500); reimbursement for such expenses shall be paid within thirty (30) days after receipt by Corporation of Consultant's reimbursement documentation, accompanied by copies of receipts and other evidence demonstrating Consultant's right to reimbursement.

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
     7. TIME COMMITMENT. Consultant shall not be require to consult full-time for the Corporation during the Consulting Period. Consultant is required to devote such time as is reasonably necessary for the proper performance of Consultant's duties under this Agreement. However, as an independent contractor, Consultant shall have control of and discretion as to establishing the method by which he will perform services required of him under this Agreement, subject to the terms of this Agreement. The parties anticipate that Consultant will spend an average of (but not more than) fifteen (15) hours of service per week in the performance of Consultant's duties to the Corporation.

     8. RIGHT OF TERMINATION. This Agreement shall not be terminable during the term hereof, except for cause by either Corporation or Consultant, or in the event of Consultant's death during the Consulting Term. For the purposes of this Section, "for cause" means (i) failure of Corporation to pay fringe benefits and expenses in accordance with Section 6 above; (ii) failure of either party to otherwise materially perform under this Agreement, if such failure continues for ten (10) business days following notice to the non-performing party as provided under this Agreement; and (iii) any breach by Consultant under the Asset Purchase Agreement (or the Exhibits thereto) between Consultant, Action and the Corporation.

     9. ASSIGNMENT. This Agreement and the duties, obligations and benefits under it are not assignable or delegable by Consultant without Corporation's prior written consent. This Agreement shall be binding upon and inure to the benefit of Corporation and its respective successors and assigns.

     10. NOTICE. Any notice required to be given by this Agreement shall be in writing and shall be considered as given and received upon personal delivery, one day after being sent when sent by a professional overnight courier service, two days after posting when sent by United States registered or certified mail, or the date of transmission if sent by telecopier, addressed as follows:

              If to Consultant:   Mr. Bobby R. Ellis
                                  1812 Hill Valley Drive
                                  Arlington, Texas  76013

              If to Corporation:  Knight Transportation, Inc.
                                  Attn: Kevin P. Knight, Chief Executive Officer 5601 W. Buckeye Road
                                  Phoenix, Arizona  85043

     11. INDEPENDENT CONTRACTOR STATUS. Consultant's relationship to Corporation shall be that of an independent contractor and not an employee. Any federal, state and local taxes required to be paid by Consultant with respect to any fringe benefits and expenses described in Section 6 shall be Consultant's sole responsibility as an independent contractor. Nothing contained

                                       -3-
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in this  Agreement  shall be  construed so as to make  Consultant  an officer or employee of Corporation. Neither Consultant nor Corporation shall have the authority to bind the other party in any respect.

     12. CONFIDENTIALITY. During the term of the Agreement and thereafter, Consultant shall hold in confidence and shall not disclose, directly or indirectly, to any third person any Confidential Information unless such disclosure is authorized in writing by the Corporation or is required by law. For purposes of this Agreement, "Confidential Information" means any and all confidential or proprietary information regarding the Corporation's personnel, products, customers, customer lists, prospects, business plans, lists of actual or prospective customers, pricing, trade secrets, pay practices, suppliers, financing arrangements, or other information relating to the operations or business of the Corporation or any parent, subsidiary and affiliated companies, regardless of whether such confidential information is known or available to, or developed by, Consultant before or during the term of the Agreement. Confidential Information shall not include any information clearly in the public domain, provided that such information did not come into public domain by reason of the Consultant's violation of this Agreement. Consultant acknowledges that the information described above is proprietary and confidential and will be kept confidential. Consultant agrees that all right, title and interest in any such Confidential Information shall be and shall remain the exclusive property of the Corporation. Consultant agrees to execute any agreements or documents and to do all other things reasonably requested by the Corporation in order to vest in the Corporation all ownership rights in the Confidential Information. Upon termination of the Agreement, Consultant agrees to turn over to the Corporation all notes, data, tapes, reference items, sketches, drawings, memoranda, calendars, records and other materials in Consultant's possession or control.

     13. NON-COMPETE AGREEMENT. Consultant acknowledges and agrees that this Agreement shall not modify the terms and conditions of the Asset Purchase Agreement and Consultant shall continue to be subject to and bound by all terms and conditions of the Asset Purchase Agreement, including, without limitation, the non-compete agreement set forth therein.

     14. MISCELLANEOUS.

          a. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Arizona.

          b. Amendments, modifications and changes to this Agreement shall be valid only if in writing and signed by both parties to this Agreement.

          c. This Agreement, together with the Asset Purchase Agreement, contains the entire understanding of the parties with regard to the matters contained herein and supersedes any prior or contemporaneous written or oral agreements of the parties.

          d. The waiver of either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party. If either party retains an attorney to enforce the terms of this Agreement, the prevailing party to any action or enforcement proceeding shall be reimbursed by the other party for all costs and expenses thereof, whether or not assessable.

     The undersigned have executed this Agreement as of the Effective Date.


"CONSULTANT"                                 /s/ Bobby R. Ellis
                                             -----------------------------------
                                             Bobby R. Ellis



"CORPORATION"                                KNIGHT ACQUISITION CORPORATION,
                                             an Arizona corporation


                                             By: /s/ Kevin P. Knight
                                                --------------------------------
                                                Its: Chief Executive Officer
                                                    ----------------------------

                                             Knight Transportation, Inc., an
                                             Arizona corporation


                                             By: /s/ Kevin P. Knight
                                                --------------------------------
                                                Its: Chief Executive Officer
                                                    ----------------------------

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